Exhibit 10.48

10960 Wilshire Boulevard, Suite 1910

Los Angeles, CA 90024

Telephone: 310-479-3100

Fax: 310-479-3114

NeuroSigma

Effective as of March 19, 2014

Carl Adams

119 Via Mirabella

Newbury Park, CA 91320

Re: Offer of Employment as Chief Financial Officer and Vice President

Dear Carl,

On behalf of NeuroSigma, Inc. (“Company”), I am pleased to offer you full-time employment, subject to the terms and conditions outlined in this letter. Please review this letter, give it due consideration and sign it to indicate acceptance.

Start Date

At the present time, we anticipate that your start date will be March 19, 2014.

Position

Your position with the Company will be the Chief Financial Officer (“CFO”) and a Vice President of the Company. You will report to the Chief Executive Officer (“CEO”) of the Company.

This position is an exempt position, and you will be a full-time employee.

Salary

You will initially earn a base salary of $20,833.33 per month, less all statutory withholdings and other deductions. You will be paid on the 3rd and 18th of the month.

Vacation/Sick Time

You will be entitled to 15 days (3 weeks) of vacation per year, to be accrued at a monthly rate of 1.25 days per month. Vacation will stop accruing when you reach a cap equal to two times the annual vacation amount. In this case, you may accrue up to 30 days of vacation before the accrual cap is reached. Once you fall below the cap, vacation will begin to accrue again, up to the maximum cap allowance.

Equity

Contingent on approval by the Company’s Board of Directors, you will receive a restricted stock award pursuant to the NeuroSigma, Inc. 2010 Stock Option/Stock Issuance Plan (“Company’s Stock Plan”). With the exception of the 5,000 stock options approved by the Company’s Board of

Directors on February 7, 2014, this award of restricted shares is the only equity award under the Company’s Stock Plan that you are currently entitled to receive, and is in complete satisfaction of any and all rights that you may have to receive any other equity or derivative security award in or with respect to the Company.

“At Will” Employment

Employment with the Company is “at-will.” This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice or additional payment, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed at any time, with or without notice, in the sole and absolute discretion of the Company.

Should the Company terminate your employment for any reason or no reason, the Company shall have no obligation to you other than payment of wages through the last day of employment. Should you terminate your employment with the Company for any reason or no reason, the Company shall have no obligation to you other than payment of wages through the last day of employment.

The “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and by the Company’s President and Chief Executive Officer.

Conditions

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•	As required by law, your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America no later than the third day after you commence working for the Company. Enclosed is a copy of INS Form I-9, which contains a list of acceptable documentation.

•	Your signed agreement to, and ongoing compliance with, the terms of the enclosed NeuroSigma, Inc. Employee Confidential Information and Invention Assignment Agreement without modification.

•

Your return of the enclosed copy of this letter, after being signed by you without modification, to the undersigned, the Company’s CEO. By signing and accepting this offer, you represent and warrant that you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company, as its employee. If you accept employment, you may not bring onto Company premises or use in any manner any trade secret, confidential or proprietary information developed, used or disclosed to you while you were employed by some other company or entity.

Entire Agreement

If you accept this offer, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and the Company with respect to the initial terms and conditions of your employment. Any representations not contained in this letter, or contrary to those contained in this letter (whether written or oral), that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing signed by the Company’s CEO.

Your employment will be subject to all of the policies and procedures normally applied to Company employees, including but not limited to the Employee Handbook, which may be changed from time to time in the sole and absolute discretion of the Company. The Company further reserves the right to provide you with additional policies in addition to any existing written policies (including but not limited to the Employee Handbook), that would apply to the terms of your employment.

We believe the Company is a very dynamic and exciting company that offers unique work opportunities in a challenging and team-oriented environment. We look forward to you accepting this offer and a mutually rewarding relationship. As with all important decisions, you should make a decision concerning this offer based on your own independent investigation and judgment concerning the Company and its future prospects.

If you accept this offer, please date and sign below, on the enclosed copy of this letter, and retain the original for your records. You should bring your INS Form I-9 required identification, and proof of authorization to work with you on your first day of employment.

Should your position, compensation or benefits change over time, the remaining sections of this agreement will still be valid. If any provision in this offer or compliance by you or the Company with any provision of this offer constitutes a violation of any law, or is or becomes unenforceable or void, it will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this offer, which provisions and terms will remain in effect.

This version of the offer letter supersedes and replaces any prior version of the offer letter, and you agree that you have no rights under any prior version of the offer letter.

This letter may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

If you have any questions regarding this offer letter, please feel free to contact me at 310-479-3100.

Sincerely,

NeuroSigma, Inc.

By:	/s/ Leon Ekchian
Dr. Leon Ekchian
President & CEO

I accept the above offer of at-will employment subject to the terms and conditions set forth herein.

Signature:	/s/ Carl Adams

Print Name:	Carl Adams